Exhibit 99.1

CalAmp Announces Court Ruling in
Omega Patent Infringement Case

IRVINE, CA, April 11, 2017 -- CalAmp (NASDAQ: CAMP), a leading provider of Internet of Things (IoT) enablement solutions, announced today that last week the U.S. District Court for the Middle District of Florida entered judgment against CalAmp in the patent infringement lawsuit filed in December 2013 by Omega Patents LLC, (“Omega”), a non-practicing entity. The judgment comes more than a year after the trial ended in a jury verdict, which the company previously announced in a press release in March of 2016.

On April 5, 2017, the trial court judge awarded Omega trebled damages in the aggregate amount of $8.9 million plus attorneys’ fees in an amount to be determined, but denied Omega’s request for an injunction. CalAmp recorded a reserve of $2.9 million in February 2016 at the time of the jury verdict, and recorded an additional reserve of $6.0 million in its financial statements for the year ended February 28, 2017 as a result of the judge’s award of trebled damages. The $6.0 million charge will impact fiscal 2017 GAAP-basis results of operations by $0.11 per diluted share but will not impact fiscal 2017 non-GAAP earnings per share or Adjusted EBITDA. The Company is scheduled to announce its fiscal 2017 fourth quarter and full year results on April 18.

CalAmp’s position has always been, and remains, that it does not infringe Omega’s patents and that Omega’s patents are invalid. CalAmp intends to challenge the judgment through all appropriate motions with the trial court, an appeal at the Court of Appeals for the Federal Circuit if necessary, and the ongoing ex parte reexaminations of Omega’s patents at the U.S. Patent and Trademark Office.

About CalAmp
CalAmp (NASDAQ: CAMP) is a pure-play pioneer in the connected vehicle and broader Industrial IoT marketplace. The company's extensive portfolio of intelligent communications devices, robust and scalable telematics cloud services, and targeted software applications streamline otherwise complex IoT deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business-critical data and desired intelligence from high-value mobile and remote assets. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. For more information, please visit www.calamp.com.

AT CALAMP:
Garo Sarkissian	Nadine Traboulsi
SVP, Corporate Development	Vice President, Corporate Marketing
(949) 600-5600	(949) 600-5642
ntraboulsi@calamp.com